Exhibit 10.8

EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT, dated as of July     , 2001, is by and between AMERICANA PUBLISHING, INC., a Colorado corporation qualified to do business in New Mexico, with its main office located at 303 San Mateo NE, Suite 104A, Albuquerque, NM 87108, (hereinafter “Employer”) and RICHARD D. DURAND, 912 South McDonald Road, McDonald, Tennessee 37353 (employee”).

RECITALS

         WHEREAS, Americana Publishing, Inc., is a publicly traded corporation engaged in the business of multi-media publishing and marketing; and

         WHEREAS, Americana Publishing, Inc., desires to have the availability of Employee’s expertise in the manufacturing and marketing of various products in addition to Employee’s expertise in the management of Corporate Media Group, Inc.,; and

         WHEREAS, Employee desires to enter into the employment of Employer to provide such services; and

         WHEREAS Employer and Employee have reached this Agreement in good faith and in arm’s length negotiations, separate and apart from any other agreement;

         NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants set forth below, the parties hereto agree as follows:

         1.     Term of Employment. Subject to the provisions for termination set forth below, this agreement will begin on July 16, 2001.

         2.     Duties. Employee is hired by the Company in the capacity of president of Corporate Media group, Inc.. Employee’s duties shall consist of the performance of such duties as may be consistent with the office of president of Corporate Media Group, Inc. The duties may be reasonably modified at the company’s discretion from time to time.

         3.     Compensation. Employer shall compensate Employee as follows:

                  a. Annual Salary of $160,000.00 paid monthly.

                  b. 250,000 shares of Rule 144 restricted stock in Americana in the event that CMG attains One Million Five Hundred Thousand ($1,500.000.00) in gross sales in the ninety day period immediately following the closing of the Stock Purchase and Share

Exchange Agreement.

                  c. 250,000 shares of Rule 144 restricted stock in Americana in the event that CMG achieves Seven Million Five Hundred Thousand Dollars ($7,500,000.00) in gross sales for the calendar year 2001.

                  d. 250,000 shares of Rule 144 restricted stock in Americana in the event that CMG achieves a net profit before tax of One Million ($1,000,000.00) for the calendar year 2002.

                  e. 250,000 shares of Rule 144 restricted stock in Americana in the event that CMG achieves a net profit before tax. of One Million Five Hundred Thousand ($1,500,000.00) for the calendar year 2003.

                  f. 250,000 shares of Rule 144 restricted stock in Americana in the event that CMG achieves a net profit before tax of Two Million ($2,000,000.00) for the calendar year 2004.

                  g. American shall cause CMG to pay Employee’s credit card debt accrued on behalf of CMG in the approximate amount of $57,000.00 within 180 days of the closing of the Stock Purchase and Share Exchange Agreement.

                  h. Americana shall cause CMG to pay to Employee the approximate amount of $95,000.00 in full payment of loans made by Employee since 1 January 2001 at such time as CMG is in receipt of its tax refund from the IRS for overpayment of taxes for the calendar year 1999.

                  i. Americana will cause CMG to transfer a truck titled to CMG, to be designated by Employee, from CMG to Employee personally.

         4.     Stock Award Granted Pro Rata. The prospective stock awards given as incentive to Employee in paragraphs 3.b. through 3.f. above shall be granted on a percentage basis notwithstanding the figures stated as net profit before tax are not reached, such tat in each case for a given year, if a percentage of the profit stated is achieved, then the shares awarded shall be the same percentage of 250,000 shares as the percentage of profit achieved.

         5.     Stock Award Limited. In no event, however, shall Employee be entitled to receive an incentive bonus as set out in paragraphs 3.b. through 3.f. above exceeding 250,000 shares of Rule 144 restricted stock in Americana Publishing, Inc., per annum.

         6.     DXB Stock. As part of this employment agreement, Employee covenants and agrees to release and contribute stock held by Employee in DXB, Inc., in full or partial payment of the debt owing from CMG to DXB, Inc.

         7.     Confidentiality of Proprietary Information. Employee agrees during or after the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation or entity.

         8.     Noncompetition. Employee agrees that in the event that Employee terminates his employment with Americana Publishing, Inc., he will not engage in any activity in competition with CMG or Americana Publishing, Inc., nor will he engage in any activity which would cause the share price of Americana Publishing, Inc., to decline for a period of Two (2) years.

AMERICANA PUBLISHING, INC

/s/ George Lovato by: George Lovato, Jr.,President	/s/ Richard D. Durand Richard D. Durand, Employee